Exhibit 23.3

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of The Interpublic Group of Companies, Inc. (the "Company") of our report dated March 6, 2003, except for Note 8, which is as of March 13, 2003, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and to the incorporation by reference of our report dated March 6, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 12, 2003